Exhibit 99.1

        Trex Company Reports 2005 First Quarter Revenue of $89.9 Million

     WINCHESTER, Va.--(BUSINESS WIRE)--April 27, 2005--Trex Company, Inc. (NYSE:
TWP), manufacturer of Trex(R) decking and railing, today announced financial results for the quarter ended March 31, 2005.
     Net sales for the 2005 first quarter totaled $89.9 million, compared to net sales of $76.3 million for the first quarter of 2004. Net income for the 2005 first quarter totaled $8.4 million, or $0.56 per diluted share, compared to $9.3 million, or $0.63 per diluted share, for the 2004 first quarter.
     Chairman and Chief Executive Officer Robert Matheny commented, "As previously announced, the first quarter of 2005 was more challenging than last year's due to a variety of factors, such as the higher cost of plastic raw materials, inclement weather in many parts of the U.S., and costs associated with the start-up of our newest products. Despite these challenges, we are pleased with the performance of our marketing and 'early buy' programs, all of which are designed to sell Trex's products into distribution before the deck-building season moves into high gear in the spring.
     "Our product line-up for 2005 is stronger than ever, and we are very excited about the wider array of choices we are now offering consumers, including Trex Brasilia(TM), our premium line of deck boards, trim profiles and railings, and Trex Artisan Series Railing (TM), which can be used with all types of decks and porches. Both our channel partners and contractors have responded very favorably to these new products, as well as to our more established offerings.
     "At the same time, we have been expanding our distribution channels, increasing the number of dealers through which Trex(R) decking and railing can be bought, and continuing to build momentum in our newest, mass-merchandising channel through our agreement with The Home Depot. Our 2005 advertising campaign, 'Create Your Space(TM), the largest we have ever undertaken, is driving our brand by demonstrating the creativity and customization that Trex(R) products allow. In addition, our new manufacturing facility in Olive Branch, Mississippi, which is designed to fulfill the growing demand for our products and enable us to serve customers in the South and Midwest more efficiently, will begin shipping product on schedule in the second quarter. The plant's initial manufacturing lines will add $50 million to Trex's revenue-generating capacity, and we are prepared to construct additional lines when needed."
     Mr. Matheny concluded, "As the market for composite decking continues to expand, we believe Trex Company is better positioned than ever to define our category. We have established the Company as a leader in outdoor living and design, and, as a result of our many successful marketing, manufacturing and distribution initiatives, continue to expect net sales and earnings per diluted share to increase approximately 18% to 22% in 2005."

     About Trex Company

     Trex Company is the nation's largest manufacturer of composite decking, which is marketed under the brand name Trex(R). Made from a unique combination of reclaimed wood and plastic, Trex decking and railing products offer significant design flexibility with fewer ongoing maintenance requirements. For more information, visit the Company's website, www.trex.com. Trex(R), Trex Brasilia(TM) and Trex Artisan Series Railing(TM) are trademarks of Trex Company, Inc., Winchester, Va.
     Note: The Company has scheduled a conference call to discuss first-quarter 2005 results for 11:00 a.m. ET on Thursday, April 28. A live webcast of the conference call will be available at the Trex Company web site at www.trex.com. The call will also be simulcast at www.streetevents.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 30 days. A telephone replay of the call will also be available from 2:00 p.m. ET on April 28 until 11:59 p.m. ET on May 4. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID #5380983.

     The statements in this news release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to continue to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                        TREX COMPANY, INC.
         Condensed Consolidated Statements of Operations
         (In thousands, except share and per share data)
                           (Unaudited)


                                      Three Months Ended March 31,
                                          2004           2005
                                      -------------  -------------

Net sales                                  $76,257        $89,904

Cost of sales                               46,274         56,568
                                      -------------  -------------

Gross profit                                29,983         33,336

Selling, general and administrative
 expenses                                   14,139         19,416
                                      -------------  -------------

Income from operations                      15,844         13,920

Interest expense,  net                        (974)          (756)
                                      -------------  -------------

Income before income taxes                  14,870         13,164

Income taxes                                 5,533          4,760
                                      -------------  -------------

Net income                                  $9,337         $8,404
                                      =============  =============

Diluted earnings per common share            $0.63          $0.56
                                      =============  =============


Diluted weighted average shares
 outstanding                            14,751,621     14,921,705
                                      =============  =============



                                      TREX COMPANY, INC.
                             Condensed Consolidated Balance Sheets
                               (In thousands, except share data)

                                        31-Dec-04       31-Mar-05
                                         ---------      ----------
                                                        (unaudited)

ASSETS
Current assets:
   Cash and cash equivalents               $23,925            $362
   Restricted cash                          20,959           9,299
   Accounts receivable                      21,964          68,825
   Inventories                              44,357          38,806
   Prepaid expenses and other assets         4,659           5,362
   Deferred income taxes                     2,975           2,052
                                         ---------     -----------
        Total current assets               118,839         124,706
                                         ---------     -----------
Property, plant and equipment, net         158,389         170,462
Goodwill                                     6,837           6,837
Debt-related derivatives                       --              186
Other assets                                 2,986           3,045
                                         ---------     -----------
        Total assets                      $287,051        $305,236
                                         =========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses   $31,296         $35,066
   Income taxes payable                        200          $2,966
   Line of credit                               --           2,713
   Current portion long-term debt            8,932           8,973
                                         ---------     -----------
        Total current liabilities           40,428          49,718
                                         ---------     -----------
   Deferred income taxes                    15,808          16,231
   Debt-related derivatives                  1,736           1,354
   Long-term debt, net of current portion   69,565          69,285
                                         ---------     -----------
        Total liabilities                  127,537         136,588
                                         ---------     -----------
Stockholders' equity:
   Preferred stock, $0.01 par value,
    3,000,000 shares authorized;  none
    issued and outstanding.                   --             --
   Common stock, $0.01 par value,
    40,000,000 shares authorized;
    14,843,820 and 14,864,446 shares
    issued and outstanding at
    December 31, 2004 and March 31,
    2005                                       148             149

   Additional paid-in capital               60,182          61,258
   Deferred compensation                    (1,259)         (1,967)

   Accumulated other comprehensive loss     (1,098)           (737)
   Retained earnings                       101,541         109,945
                                         ---------     -----------
        Total stockholders' equity         159,514         168,648
                                         ---------     -----------
        Total liabilities and
         stockholders' equity             $287,051        $305,236
                                         =========     ===========




                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)


                                        Three Months Ended March 31,
                                            2004           2005
                                          --------       ---------
OPERATING ACTIVITIES
Net income                                  $9,337          $8,404
Adjustments to reconcile net income to
 net cash provided by (used in)
 operating activities:
Depreciation and amortization                3,324           3,496
Other non-cash charges                         860           1,989
Changes in operating assets and
 liabilities                                 3,267         (35,477)
                                          --------       ---------

Net cash provided by (used in) operating
 activities                                $16,788        ($21,588)
                                          --------       ---------

INVESTING ACTIVITIES                       ($2,351)        ($4,230)
                                          --------       ---------

FINANCING ACTIVITIES                          ($72)         $2,255
                                          --------       ---------

Net increase (decrease) in cash and cash
 equivalents                               $14,365        $(23,563)
Cash and cash equivalents at beginning
 of period                                  $8,151         $23,925
                                          --------       ---------

Cash and cash equivalents at end of
 period                                    $22,516            $362
                                          ========       =========


     CONTACT: Trex Company, Inc.
              Paul Fletcher, 540-542-6300
              or
              Lippert/Heilshorn & Associates
              Harriet Fried, 212-838-3777